EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ocean Power Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-217209, No. 333-213519, No. 333-226820 and No. 333-230199) on Form S-1, registration statements (No. 333-208522, No. 333-214316, and No. 333-224436) on Form S-8, and the registration statement (No. 333-221867) on Form S-3 of Ocean Power Technologies, Inc. of our report dated July 22, 2019, with respect to the consolidated balance sheets of Ocean Power Technologies, Inc. and subsidiaries as of April 30, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2019, and the related notes, which report appears in the April 30, 2019 annual report on Form 10-K of Ocean Power Technologies, Inc.

Our report dated July 22, 2019 contains an explanatory paragraph that states that the Company’s cash balance, recurring losses from operations, and accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern, as discussed in Note 1(b) to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report on the consolidated financial statements also refers to the Company’s adoption of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers.

(signed) KPMG LLP

Philadelphia, Pennsylvania

July 22, 2019